Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Michael Laffin (Media)
Kris King (Investors)
724-514 -1813
Mylan to Retain Dey, L.P., Its Specialty Pharmaceutical Subsidiary

Mylan reaffirms adjusted diluted EPS guidance for ’08, ’09, ‘10

Dey expected to contribute positively to Mylan’s adjusted diluted EPS
PITTSBURGH—September 8, 2008—Following the completion of a comprehensive review of strategic alternatives for Dey, L.P., Mylan Inc.’s (NYSE: MYL) branded specialty pharmaceutical subsidiary, Mylan announced today that it will retain the Dey business.
In addition, the company said it is reaffirming its adjusted diluted EPS guidance for 2008, 2009 and 2010 of $0.47 to $0.53, $0.90 to $1.10 and $1.50 to $1.70, respectively. It also said the retention of the Dey business is expected to contribute positively to Mylan’s 2008, 2009 and 2010 adjusted diluted EPS projections. Management would have been in a position to reconfirm guidance without the contribution from the retention of Dey.
“I’m particularly pleased to be able to reaffirm our previous EPS guidance, especially in light of the recent strengthening of the dollar, as both our generics and branded businesses continue to perform well,” said Mylan Vice Chairman and CEO Robert J. Coury. “After carefully analyzing all the options regarding Dey, it became clear that retaining the business was truly in the best interest of all stakeholders. This became evident since we rebased the business in February and took more control of the day-to-day operations of the company. The work that we have done is already producing results; we’re currently outperforming our rebased expectations for 2008, and we stand to benefit even more from Dey’s potential going forward.”
In addition, the company said, Dey will be included in Mylan’s ongoing initiatives to strengthen and optimize its global platform. As part of this activity, Mylan is realigning the business by:
•	Relocating the company’s commercial operations from its Napa, CA facilities to the East Coast;
•	right-sizing Dey’s R&D functions, and relocating them to other Mylan locations;
•	transitioning Dey’s manufacturing operations out of the Napa facility; and
•	transitioning all G&A functions from Napa in parallel with the business areas they support.
“These activities will position us to divest Dey’s Napa facilities over the next two years,” Coury said. “We are hopeful that we can find a buyer who may be able to maintain employment there.”
Carolyn Myers, PhD, Dey’s president said, “Since taking over management of Dey in January, I’ve been extremely pleased with the accomplishments we’ve achieved to date. They include the successful relaunch and repositioning of Perforomist. I am excited that Mylan has decided to retain this asset, and we see a tremendous amount of opportunity not only to enhance Dey’s value, but further enhance Mylan’s global value overall.”
In addition to excluding one-time costs associated with the realignment of the Dey business, the company’s reaffirmed financial guidance continues to exclude the following items:
•	Purchase accounting related charges, including amortization of intangibles and the inventory basis step-up;

•	integration and other non-recurring expenses;
•	the non-cash goodwill impairment charge related to the Specialty Segment that was recorded in the first quarter of 2008; and
•	recognition of previously deferred revenues related to the sale of our rights to Bystolic.
Mylan Inc., which provides products to customers in more than 120 countries and territories, ranks among the leading diversified generic and specialty pharmaceutical companies in the world. The company maintains one of the industry’s broadest — and highest quality — product portfolios, supported by a robust product pipeline; owns a controlling interest in the world’s second largest active pharmaceutical ingredient manufacturer; and operates a specialty business focused on respiratory and allergy therapies.
This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s anticipated earnings, its planned initiatives including for its Dey business, and other expectations regarding its future performance. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business restructurings and integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; general market perception of the Merck Generics acquisition or the retention of the Dey business; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the Company’s business; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the Company’s Form 10-Q for the period ended June 30, 2008, and in its other filings with the SEC. Investors and other readers should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.
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